Exhibit 24-A

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints CHARLES S. MACFARLANE, Kevin G. Moug, and JENNIFER O. SMESTAD, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Otter Tail Corporation for its fiscal year ended December 31, 2017, and any and all amendments to said Annual Report, and to deliver on my behalf said Annual Report and any and all amendments thereto, as each thereof is so signed, for filing with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed on the 6th day of February, 2018 by the following persons:

/s/ Karen M. Bohn Karen M. Bohn	/s/ John D. Erickson John D. Erickson

/s/ Steven L. Fritze Steven L. Fritze	/s/ Kathryn O. Johnson Kathryn O. Johnson

/s/ Charles S. MacFarlane Charles S. MacFarlane	/s/ Kevin G. Moug Kevin G. Moug

/s/Timothy J. O’Keefe Timothy J. O’Keefe	/s/Nathan I. Partain Nathan I. Partain

/s/ Joyce Nelson Schuette Joyce Nelson Schuette	/s/ James B. Stake James B. Stake